Exhibit 23.2

Consent of an Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our reports dated February 20, 2024, with respect to the consolidated financial statements of Sandy Spring Bancorp, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Sandy Spring Bancorp, Inc. incorporated by reference in the Registration Statement on Form S-3 (No. 333-281290) and related prospectus supplement of Atlantic Union Bankshares Corporation.

/s/ Ernst & Young LLP

Tysons, Virginia

October 21, 2024